Exhibit 16.1

December 19, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K being filed December 19, 2024, of TechTarget, Inc. and agree with the statements made therein concerning Stowe & Degon LLC. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ Stowe & Degon LLC